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                                                                    EXHIBIT 16.1


                       [Arthur Andersen LLP Letterhead]




June 5, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549




Dear Sir/Madam

We have read the first four (4) paragraphs of Item 4 included in the Current Report on Form 8-K dated June 5, 2002 of EchoStar Communications Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


cc: Michael R. McDonnell
    Senior Vice President and Chief Financial Officer
    EchoStar Communications Corporation